EXHIBIT 1

         Pacific Biometrics, Inc. Receives Patent for Gene Amplification

   SEATTLE--(BUSINESS WIRE)--March 21, 2003--Pacific Biometrics, Inc.
(PBI) (OTCBB:PBME) announces that the U.S. Patent and Trademark Office has granted PBI a patent for a novel method to amplify genetic material. The U.S. patent 6,531,300 ('300), entitled "Target Amplification of Nucleic Acid with Mutant RNA Polymerase," was issued on March 11, 2003.
   The patent portfolio for PBI encompasses claims covering a number of diverse technology areas related to clinical diagnostics. Patent '300 may play a strategic role in the company's development of proprietary molecular technologies and was acquired in a recent asset purchase transaction with Saigene Corporation. PBI also acquired other patented and patent-pending technologies from Saigene, including a method to distinguish live from dead cells.

   About Pacific Biometrics, Inc.

   Established in 1989, PBI provides specialized central laboratory and contract research services to support pharmaceutical and diagnostic manufacturers conducting human clinical trial research. PBI provides expert services in the areas of cardiovascular disease, osteoporosis, diabetes, and nutrition. The PBI laboratory is accredited by the College of American Pathologists and is one of only five U.S.-based labs fully approved and accredited by the Center for Disease Control (CDC) as a Cholesterol Reference Lab. Clients for PBI include many of the world's largest pharmaceutical, biotechnology, and diagnostic companies.
   As part of a recent asset purchase transaction with Saigene Corporation, Pacific Biometrics acquired several patented and patent-pending technologies, including an advanced, proprietary, isothermal DNA amplification assay, and gene-based tests involved in sterility testing and antibiotic susceptibility testing.
   For more information about Pacific Biometrics, visit the company's website at www.pacbio.com or contact Ronald Helm, chief executive officer at 206/298-0068.
   This press release includes forward-looking statements that involve risks and uncertainties. As a result, actual results may differ materially from those described in any forward-looking statements, including to but not limited to our strategic and business development plans, our future growth, our ability to development technology into marketable products and services, the viability and acceptance of certain of our products and services in the market, our ability to retain and attract experienced and qualified employees, our ability to retain our clients, our ability to develop and maintain our specialized laboratory accreditation and services, and overall economic changes. Important factors that may cause actual results to differ are set forth in our periodic filings with the U.S. Securities and Exchange Commission including our Form 10-K for the year ended June 30, 2002, which are incorporated herein by reference.

    CONTACT: Pacific Biometrics, Inc.
             Ronald R. Helm, 206/298-0068